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                                                                    Exhibit 99.1

  FOR IMMEDIATE RELEASE:  Friday, September 1, 1995

  CONTACT:  Thomas K. Land
            Chief Financial Officer
            Sahara Gaming Corporation
            702-727-2750

  FOR IMMEDIATE RELEASE:
  ----------------------

  SAHARA GAMING CORPORATION ANNOUNCES CONSUMMATION OF HACIENDA SALE, COMMENCEMENT OF OFFER TO PURCHASE SAHARA FINANCE CORP. NOTES AND PREFERRED STOCK DIVIDEND

  LAS VEGAS, NEVADA-Sahara Gaming Corporation (AMEX:SGM), announced today that its subsidiary, Hacienda Hotel Inc., completed the sale of substantially all of the assets of the Hacienda Resort Hotel and Casino on August 31, 1995. In the sale, the Hacienda assets were sold to Circus Circus Enterprises for a purchase price of $80 million in cash. As previously disclosed, the Company intends to use the proceeds to retire indebtedness and for working capital purposes, including the potential development of proposed projects.

  The Company also announced that its subsidiary, Sahara Nevada Corp., commenced on August 31, 1995 an offer to purchase all outstanding Sahara Finance Corp. 12-1/8% Guaranteed First Mortgage Notes Due 1996. Pursuant to the offer to purchase, Sahara Nevada Corp. is offering to purchase for cash all outstanding Notes at a price of $1,047 per $1,000 principal amount, plus accrued interest. The offer is being made in connection with Sahara Nevada's agreement to sell substantially all of its assets related to the Sahara Hotel & Casino, which agreement is expected to be consummated on or about October 2, 1995, subject to regulatory approval. In connection with the sale, Sahara Nevada and Sahara Finance intend concurrently to defease, or purchase pursuant to the offer and submit to the trustee for cancellation, all outstanding Notes. The offer and withdrawal rights will expire at 12:00 midnight, New York City time, on Friday, September 29, 1995, unless extended. Donaldson, Lufkin and Jenrette Securities Corporation is acting as dealer manager, and U. S. Trust Company of California N.A., is acting as depositary for the offer.

  The Company also stated that its Board of Directors has declared a $.0856 semiannual dividend with respect to its preferred stock, payable on September 30, 1995 to shareholders of record on September 15, 1995. The semiannual dividend will

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  be paid in shares of preferred stock in an amount equal to .04 of a share for each share of preferred stock, as provided in the certificate of designation with respect to the company's preferred stock. Cash will be paid in lieu of the issuance of fractional shares based on the liquidation preference of $2.14 per share.

  Sahara Gaming Corporation is a diversified gaming management company headquartered in Las Vegas. The company owns and operates the Sahara Casino Hotel on the Las Vegas Strip, the Santa Fe Hotel & Casino in northwest Las Vegas, and the Pioneer Hotel and Gambling Hall in Laughlin, Nevada.

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